Exhibit 99.1

Horizon Technology Finance Announces Second Quarter 2025 Financial Results

- Second Quarter 2025 Net Investment Income per Share of $0.28; NAV per Share of $6.75 -

- Debt Portfolio Yield of 15.8% -

- HRZN Ends Quarter with Committed Backlog of $149 Million -

- Declares Regular Monthly Distributions Totaling $0.33 per Share through December 2025 -

- Announced Merger with Monroe Capital Corp (NASDAQ: MRCC) -

Farmington, Connecticut – August 7, 2025 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), an affiliate of Monroe Capital, and a leading specialty finance company that provides capital in the form of secured loans to venture capital and private equity-backed companies and publicly traded companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the second quarter ended June 30, 2025.

Second Quarter 2025 and Recent Highlights

●	Net investment income (“NII”) of $11.4 million, or $0.28 per share, compared to $12.9 million, or $0.36 per share for the prior-year period
●	Total investment portfolio of $622.7 million as of June 30, 2025
●	Net asset value of $283.8 million, or $6.75 per share, as of June 30, 2025
●	Annualized portfolio yield on debt investments of 15.8% for the quarter
●	Funded seven loans totaling $59.7 million
●	Experienced liquidity events from seven portfolio companies
●	Increased commitment of senior secured debt facility by $100 million to enable HRZN’s financing subsidiary to issue up to $200 million of secured notes
●	Cash of $81.2 million and credit facility capacity of $329.0 million as of June 30, 2025
●	Held portfolio of warrant and equity positions in 99 companies as of June 30, 2025
●	Undistributed spillover income of $0.94 per share as of June 30, 2025
●	Subsequent to quarter end, declared distributions of $0.11 per share payable in October, November and December 2025
●

Subsequent to quarter end, HRZN announced it entered into an agreement pursuant to which Monroe Capital Corporation (“MRCC”; NASDAQ: MRCC) would merge with and into HRZN, subject to the receipt of certain shareholder approvals and the satisfaction of other closing conditions

“We are excited at the announcement of our forthcoming merger with MRCC,” said Mike Balkin, Chief Executive Officer of Horizon. “Upon closing, HRZN will significantly increase its size, scale and capital base, while continuing to receive the active backing of a premier asset manager in Monroe Capital. Once completed, the merger will significantly expand our ability to provide venture lending solutions, including to small-cap public market companies, which is an attractive and renewed focus for investment. We expect the merger will better position us to win larger venture lending transactions and to support innovative businesses shaping the future.”

“For the quarter, our net asset value was impacted in large part by the ongoing challenging venture capital environment,” added Mr. Balkin. “We remain sharply focused on navigating the current environment and believe this focus, along with completing the merger, will enable us to significantly grow in 2026 and, over the longer-term, generate attractive and sustainable risk-adjusted returns for our shareholders.”

Second Quarter 2025 Operating Results

Total investment income for the quarter ended June 30, 2025 was $24.5 million, compared to $25.7 million for the quarter ended June 30, 2024, primarily due to lower interest income on investments from the debt investment portfolio.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended June 30, 2025 and 2024 was 15.8% and 15.9%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total expenses for the quarter ended June 30, 2025 were $12.7 million, compared to $12.4 million for the quarter ended June 30, 2024. The increase was primarily due to a $0.3 million increase in interest expense, partially offset by a $0.1 million decrease in base management fee.

Net investment income for the quarter ended June 30, 2025 was $11.4 million, or $0.28 per share, compared to $12.9 million, or $0.36 per share, for the quarter ended June 30, 2024.

For the quarter ended June 30, 2025, net realized loss on investments was $9.3 million, or $0.23 per share, compared to a net realized gain on investments of $2.5 million, or $0.07 per share, for the quarter ended June 30, 2024. For the quarter ended June 30, 2025, net realized loss on extinguishment of debt was $0.8 million, or $0.02 per share.

For the quarter ended June 30, 2025, net unrealized depreciation on investments was $22.2 million, or $0.54 per share, compared to net unrealized appreciation on investments of $24.5 million, or $0.69 per share, for the prior-year period.

Portfolio Summary and Investment Activity

As of June 30, 2025, the Company’s debt portfolio consisted of 46 secured loans with an aggregate fair value of $579.2 million. In addition, the Company’s total warrant, equity and other investments in 106 portfolio companies had an aggregate fair value of $43.5 million. Total portfolio investment activity for the three and six months ended June 30, 2025 and 2024 was as follows:

($ in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Beginning portfolio	$689,553	$711,116	$697,891	$709,085

New debt and equity investments	59,869	12,065	162,308	46,634

Less refinanced debt balances	(17,500)	—	(46,250)	(11,250)

Net new debt and equity investments	42,369	12,065	116,058	35,384

Principal payments received on investments	(15,659)	(11,803)	(26,830)	(22,303)

Early pay-offs and principal paydowns	(62,834)	(44,610)	(102,408)	(53,753)

Payment-in-kind interest on investments	243	355	528	1,737

Accretion of debt investment fees	1,909	1,735	3,298	2,996

New debt investment fees	(700)	(258)	(1,504)	(567)

Warrants received in settlement of fee income	5	359	10	359

Proceeds from sale of investments	(783)	(47)	(784)	(88)

Net realized (loss) gain on investments	(9,294)	2,464	(9,293)	2,472

Net unrealized depreciation on investments	(22,156)	(24,511)	(54,313)	(28,471)

Other	—	(3)	—	11

Ending portfolio	$622,653	$646,862	$622,653	$646,862

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of June 30, 2025, March 31, 2025 and December 31, 2024:

($ in thousands)	June 30, 2025			March 31, 2025			December 31, 2024
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	5	$70,411	12.2%	11	$159,150	24.7%	11	$159,944	25.1%
3	33	467,726	80.8%	30	414,706	64.5%	30	419,621	65.7%
2	3	14,125	2.4%	5	54,214	8.4%	7	48,760	7.6%
1	5	26,909	4.6%	7	15,497	2.4%	4	10,454	1.6%
Total	46	$579,171	100.0%	53	$643,567	100.0%	52	$638,779	100.0%

As of June 30, 2025, March 31, 2025 and December 31, 2024, Horizon’s loan portfolio had weighted average credit ratings of 3.0, 3.1 and 3.1, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of June 30, 2025, there were five debt investments with an internal credit rating of 1, with an aggregate cost of $74.8 million and an aggregate fair value of $26.9 million. As of March 31, 2025, there were seven debt investments with an internal credit rating of 1, with an aggregate cost of $66.7 million and an aggregate fair value of $15.5 million. As of December 31, 2024, there were four debt investments with an internal credit rating of 1, with an aggregate cost of $44.8 million and an aggregate fair value of $10.5 million.

Liquidity and Capital Resources

As of June 30, 2025, the Company had $89.0 million in available liquidity, consisting of $81.2 million in cash and money market funds, and $7.8 million in funds available under existing credit facility commitments.

As of June 30, 2025, there was no outstanding principal balance under the $150.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $300.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

As of June 30, 2025, there was $181.0 million in outstanding principal balance under the $250 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 6.55%. On April 25, 2025, the Company amended its NYL Facility to, among other things, extend the investment period to June 2027. In addition, the amendment amended the interest rate for advances made after April 25, 2025, fixing the interest rate at the greater of (i) 4.60% and (ii) the Three Year I Curve plus 2.95%, with the interest rate to be reset on any advance date.

On May 23, 2025, the Company amended its facility with a separate large U.S. insurance company to, among other things, extend the investment period to June 2028 and the maturity date to June 2034, and increase the commitment by $100.0 million, which enables the Company’s wholly-owned subsidiary to issue up to $200.0 million of secured notes. In addition, the amendment amended the interest rate for advances made after May 23, 2025, fixing the interest rate at the greater of (i) 5.00% and (ii) the Pricing Benchmark plus 2.95%. As of June 30, 2025, there was $90.0 million in outstanding principal balance under the $200 million senior secured credit facility with a large U.S.-based insurance company at an interest rate of 7.21%.

Horizon Funding Trust 2022-1, a wholly-owned subsidiary of Horizon, previously issued $100.0 million of Asset-Backed Notes (the “2022 Notes”) rated A by a ratings agency. The 2022 Notes bear interest at a fixed interest rate of 7.56% per annum. The reinvestment period of the 2022 Notes ended November 15, 2024 and the stated maturity is November 15, 2030. As of June 30, 2025, the 2022 Notes had an outstanding principal balance of $34.2 million.

On October 17, 2024, the Company entered into a note purchase agreement, by and among the Company, and each purchaser named therein, in connection with the issuance and sale of $20.0 million aggregate principal of the Company’s 7.125% convertible notes due 2031 (the “2031 Convertible Notes”). During the quarter ended June 30, 2025, the holders of a portion of the 2031 Convertible Notes converted $12.5 million in outstanding principal of the 2031 Convertible Notes plus accrued but unpaid interest on such outstanding principal as of the conversion date into 1,621,503 shares of common stock at a weighted average conversion price of $7.79, together with cash in lieu of fractional shares, in accordance with noteholder conversion notice. As of June 30, 2025, the aggregate outstanding principal balance of the 2031 Convertible Notes was $7.5 million.

As of June 30, 2025, the Company’s net debt to equity leverage ratio was 122%, modestly above the Company’s 120% targeted leverage. The asset coverage ratio for borrowed amounts was 166%.

Liquidity Events

During the quarter ended June 30, 2025, Horizon experienced liquidity events from seven portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In April, a portfolio company paid its outstanding principal balance of $5.0 million on its venture loan, plus interest and end-of-term payment. HRZN continues to hold warrants in the company.

In April, a portfolio company paid its outstanding principal balance of $12.4 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in the company.

In April, HRZN sold its equity investment in a portfolio company for gross proceeds of $0.2 million.

In May, a portfolio company prepaid its outstanding principal balance of $5.9 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in the company.

In June, a portfolio company prepaid its outstanding principal balance of $29.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in the company.

In June, Fictiv, Inc. (“Fictiv”) was acquired by MISUMI Group Inc. and prepaid its outstanding principal balance of $10.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN also received proceeds totaling $0.6 million from the redemption of warrants it held in Fictiv.

In June, with the proceeds of a new loan from Horizon, a portfolio company paid its outstanding principal balance of $17.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in the company.

Net Asset Value

At June 30, 2025, the Company’s net assets were $283.8 million, or $6.75 per share, compared to $328.8 million, or $9.12 per share, as of June 30, 2024, and $336.2 million, or $8.43 per share, as of December 31, 2024.

For the quarter ended June 30, 2025, net decrease in net assets resulting from operations was $20.8 million, or ($0.50) per share, compared to a net decrease in net assets resulting from operations of $9.1 million, or ($0.26) per share, for the quarter ended June 30, 2024.

Stock Repurchase Program

On April 25, 2025, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2026 or the repurchase of $5.0 million of the Company’s common stock. During the quarter ended June 30, 2025, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through June 30, 2025, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Recent Developments

On July 1, 2025, the Company received proceeds of $2.7 million from the exercise of its warrants in Kate Farms, Inc.

On July 10, 2025, the holders of a portion of the 2031 Convertible Notes converted $3.75 million in outstanding principal of the 2031 Convertible Notes plus accrued but unpaid interest on such outstanding principal as of the conversion date into 496,256 shares of common stock at a conversion price of $7.57 per share, together with cash in lieu of fractional shares.

On July 18, 2025, Noodle Partners, Inc. (“Noodle”) prepaid its outstanding principal balance of $16.7 million on its venture loan, plus interest, end-of-term payment and prepayment penalty. The Company continues to hold warrants in Noodle.

On July 18, 2025, the Company received a principal paydown of $2.0 million on its venture loans to Tallac Therapeutics, Inc.

On July 29, 2025, Pivot Bio, Inc. (“Pivot Bio”) prepaid its outstanding principal balance of $10.0 million on its venture loan, plus interest, end-of-term payment and prepayment penalty. The Company continues to hold warrants in Pivot Bio.

On July 30, 2025, Native Microbials, Inc. (“Native Microbials”) prepaid its outstanding principal balance of $3.5 million on its venture loan, plus interest, end-of-term payment and prepayment penalty. The Company continues to hold warrants in Native Microbials.

On August 5, 2025, the Board of the Company authorized an increase in the maximum amount of shares of the Company that can be repurchased on the open market or in privately negotiated purchases pursuant to Rule 10b-18 and other applicable provisions of the Securities Exchange Act of 1934, as amended from up to $5,000,000 of shares to up to $10,000,000 of shares, provided such purchases, in the aggregate, do not exceed two percent (2%) of the shares outstanding at the time of purchase and such shares are purchased only when the such shares are trading below 90% of the Company's most recently disclosed net asset value per share.

On August 6, 2025, the Company purchased substantially all of the remaining assets of Powerscourt Investments XXV, LP for $22.5 million. The Company expects the purchase to be accretive to the Company's net asset value when reported in the Company's financial results for the third quarter.

On August 7, 2025, the Company entered into a certain Merger Agreement with Monroe Capital Corporation (“MRCC”; NASDAQ: MRCC) wherein MRCC will merge with and into the Company, subject to the receipt of, among other things, approval by the shareholders of the Company and by the shareholders of MRCC and the satisfaction of other closing conditions.

Monthly Distributions Declared in Third Quarter 2025

On August 5, 2025, the Company’s board of directors declared monthly distributions of $0.11 per share payable in each of October, November and December 2025. The following tables show these monthly distributions, which total $0.33 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
September 17, 2025	September 17, 2025	October 15, 2025	$0.11
October 16, 2025	October 16, 2025	November 14, 2025	$0.11
November 17, 2025	November 17, 2025	December 16, 2025	$0.11
		Total:	$0.33

After paying distributions of $0.33 per share and earning net investment income of $0.28 per share for the quarter, the Company’s undistributed spillover income as of June 30, 2025 was $0.94 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, Horizon’s board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call today at 5:00 p.m. ET to discuss its latest corporate developments (including the announced merger with MRCC) and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13754326. The Company recommends joining the call at least 5 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN), externally managed by Horizon Technology Finance Management LLC, an affiliate of Monroe Capital, is a leading specialty finance company that provides capital in the form of secured loans to venture capital and private equity-backed companies and publicly traded companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located throughout the U.S. Monroe Capital is a premier asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, opportunistic, structured credit, real estate and equity. To learn more, please visit horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(646) 200-8885

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	June 30,	December 31,
	2025	2024
	(unaudited)
Assets
Non-affiliate investments at fair value (cost of $669,153 and $694,503, respectively)	$605,491	$657,765
Non-controlled affiliate investments at fair value (cost of $27,493 and $27,491, respectively)	6,707	8,307
Controlled affiliate investments at fair value (cost of $49,202 and $44,780, respectively)	10,455	31,819
Total investments at fair value (cost of $745,848 and $766,774, respectively)	622,653	697,891
Cash	24,664	70,264
Investments in money market funds	53,261	27,266
Restricted investments in money market funds	3,226	3,338
Interest receivable	14,329	16,559
Other assets	8,664	6,515
Total assets	$726,797	$821,833

Liabilities
Borrowings	$425,138	$467,904
Distributions payable	13,869	13,159
Base management fee payable	944	1,045
Other accrued expenses	3,051	3,542
Total liabilities	443,002	485,650

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 42,195,032 and 40,043,312 shares issued and 42,027,567 and 39,875,847 shares outstanding as of June 30, 2025 and December 31, 2024, respectively	47	44
Paid-in capital in excess of par	535,423	518,200
Distributable loss	(251,675)	(182,061)
Total net assets	283,795	336,183
Total liabilities and net assets	$726,797	$821,833
Net asset value per common share	$6.75	$8.43

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Investment income
From non-affiliate investments:
Interest income	$22,588	$24,480	$46,103	$50,164
Prepayment fee income	1,712	865	2,499	1,090
Fee income	200	145	475	188
From controlled affiliate investments:
Interest income (reversal)	20	188	(41)	365
Total investment income	24,520	25,678	49,036	51,807
Expenses
Interest expense	8,201	7,940	16,882	16,101
Base management fee	2,959	3,027	6,139	6,189
Performance based incentive fee	—	—	—	295
Administrative fee	420	426	826	859
Professional fees	505	455	1,230	1,120
General and administrative	613	559	1,040	987
Total expenses	12,698	12,407	26,117	25,551
Net investment income before excise tax	11,822	13,271	22,919	26,256
Provision for excise tax	373	357	750	736
Net investment income	11,449	12,914	22,169	25,520
Net realized and unrealized loss
Net realized (loss) gain on non-affiliate investments	(9,294)	2,424	(9,293)	2,435
Net realized gain on non-controlled affiliate investments	—	40	—	37
Net realized (loss) gain on investments	(9,294)	2,464	(9,293)	2,472
Net realized loss on extinguishment of debt	(776)	—	(776)	—
Net realized (loss) gain	(10,070)	2,464	(10,069)	2,472
Net unrealized depreciation on non-affiliate investments	(14,887)	(23,287)	(26,925)	(37,501)
Net unrealized (depreciation) appreciation on non-controlled affiliate investments	(1,600)	3,178	(1,602)	14,611
Net unrealized depreciation on controlled affiliate investments	(5,669)	(4,402)	(25,786)	(5,581)
Net unrealized depreciation on investments	(22,156)	(24,511)	(54,313)	(28,471)
Net realized and unrealized loss	(32,226)	(22,047)	(64,382)	(25,999)
Net decrease in net assets resulting from operations	$(20,777)	$(9,133)	$(42,213)	$(479)
Net investment income per common share - basic	$0.28	$0.36	$0.54	$0.74
Net investment income per common share - diluted	$0.28	$0.36	$0.54	$0.74
Net decrease in net assets resulting from operations per common share - basic	$(0.50)	$(0.26)	$(1.04)	$(0.01)
Net decrease in net assets resulting from operations per common share - diluted	$(0.50)	$(0.26)	$(1.04)	$(0.01)
Weighted average shares outstanding - basic	41,221,283	35,434,761	40,725,094	34,507,252
Weighted average shares outstanding - diluted	41,221,283	35,434,761	40,725,094	34,507,252
Distributions declared per share	$0.33	$0.33	$0.66	$0.71